Exhibit 99.2

News Release

Press contact:	Investor Contact:
Trinseo	Trinseo
Donna St. Germain	David Stasse
Tel : +1 610-240-3307	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dstasse@trinseo.com

Trinseo Announces Offering of Senior Notes to Refinance Existing Indebtedness

BERWYN, Pa — August 14, 2017 — Trinseo (NYSE: TSE), a global materials solutions provider and manufacturer of plastics, latex binders and synthetic rubber, today announced that it intends to raise $450 million in gross proceeds through an offering of senior notes due 2025 by its subsidiaries Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. (together, the “Issuers”).  The net proceeds from the notes offering, together with approximately $750 million of term loan borrowings expected to be available under the Issuers’ proposed new senior secured credit facility and available cash, will be used to repay all outstanding indebtedness under the Issuers’ 6.375% Senior Notes (EUR) and 6.750% Senior Notes (USD), each due 2022, to refinance the Issuers’ existing senior secured credit facility and to pay related fees, expenses and premiums.  The consummation of the notes offering is subject to market and other conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes due 2025.  The notes to be offered have not been, and will not be, registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and other applicable state securities laws.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.7 billion in net sales in 2016, with 15 manufacturing sites around the world, and nearly 2,200 employees. For more information visit www.trinseo.com.

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Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.